UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 2, 2015

(Date of earliest event reported)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective March 2, 2015, MusclePharm Corporation, a Nevada Corporation (the “Company” or “we” or “our” or “us”) and F.H.G. Corporation, formerly doing business as “Integrity” but now doing business as “Capstone Nutrition” (“Capstone”) executed an amendment (the “Amendment”) to the Manufacturing Agreement dated Nov. 27, 2013, entered in by and between the Company and Capstone. Pursuant to the Amendment, Capstone shall be the Company’s nonexclusive manufacturer of dietary supplements and food products sold or intended to be sold by the Company (the “Products”). The Company shall purchase and take delivery from Capstone of a minimum of $90,000,000 of Products per full contract year. The Amendment includes an amended pricing for Products and payment terms. The initial term ends January 1, 2022 and will continue thereafter for three (3) successive twenty-four (24) month terms, unless Capstone notifies the Company of nonrenewal at least ninety (90) days prior to the end of the then current term.

Payment and Rebates. The Company and capstone agreed on certain payment terms and rebate programs.

Contribution toward Capstone Facility Build-Out. The Company shall pay to Capstone a nonrefundable sum of Two Million Five Hundred Thousand Dollars ($2,500,000) to be use by Capstone solely in connection with the expansion of its facility necessary to fulfill anticipated Company requirements under the Manufacturing Agreement and Amendment.

Also effective March 2, 2015, Capstone and the Company entered into a referral agreement (the “Referral Agreement”) whereby the Company shall refer customers to Capstone for the purchase of Products, and Capstone will pay the Company a referral fee. The term of the Referral Agreement shall continue as long as the Manufacturing Agreement between the Company and Capstone is in effect.

Also effective March 2, 2015, the Company and INI Parent, Inc., a Delaware corporation (“INI”), and the parent company of Capstone, entered into a Class B Common Stock Warrant Purchase Agreement (“Warrant Agreement”) to purchase 19.9% of INI on a fully-diluted basis. Pursuant to the Warrant Agreement, INI issued to the Company a warrant (the “Warrant”) to purchase shares of INI’s Class B common stock, par value $0.001 per share at an exercise price of $0.01 per share (the “Warrant Shares”).

Exercise. The Company has the right to exercise the Warrant under certain circumstances: (i) the Warrant Agreement may only be exercised at the earlier of (A) immediately prior to, and in connection with the consummation of a sale of INI or (B) within five (5) business days of the expiration of the initial terms of the Manufacturing Agreement, hereinafter defined; (ii) the Company has been and continues to be as of the date of the sale of INI in compliance with the terms of the Manufacturing Agreement; and (iii) the Company complies with the provisions of the Warrant Agreement, including its exercise conditions. The Warrant Agreement and Warrant Shares are not transferrable without the prior written consent of INI’s Board of Directors.

In lieu of exercising the Warrant Agreement, the Company may elect to sell or terminate the Warrant Agreement provided that the Company makes such election by delivering written notice to INI pursuant to the terms and conditions of the Warrant Agreement.

In connection with the Warrant Agreement, the Company and INI entered into an option agreement on March 2, 2015 (the “Option Agreement”). Subject to additional provisions and conditions set forth in the Option Agreement, at any time on or prior to June 30, 2016, the Company shall have the right the to purchase all of the remaining outstanding shares of INI’s common stock for cash not already owned by the Company after giving effect to the exercise of the Warrant on a fully-diluted basis, based on an aggregate enterprise value, equal to Two Hundred Million Dollars ($200,000,000). Such purchase is intended to be consummated pursuant to a definitive merger agreement whereby INI would merge with a subsidiary of the Company and survive the merger as a wholly-owned subsidiary to the Company.

The foregoing is a summary of the material terms of the Warrant Agreement, Option Agreement, Amendment to the Manufacturing Agreement and Referral Agreement does not purport to be complete. You should read each complete Agreement, which shall be attached as exhibits to MusclePharm Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and, when filed, such Agreements shall be incorporated by reference herein. MusclePharm Corporation will seek confidential treatment for certain terms of the Agreement at the time of filing such Quarterly Report.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	MusclePharm Corporation Press Release dated March 4, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Dated: March 4, 2015

	By:	/s/ Brad J. Pyatt
	Name:	Brad J. Pyatt
	Title:	Chief Executive Officer